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                                                                    EXHIBIT 23.5

                                    CONSENT

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of SmarTalk TeleServices, Inc. for the registration of 814,286 shares of its common stock and to the incorporation by reference therein of our report dated February 7, 1997 (except Note 11 as to which the date is February 19, 1997 and the last paragraph of Note 9 as to which the date is November 25, 1997), with respect to the consolidated financial statements of ConQuest Telecommunication Services Corp. included in the Current Report on Form 8-K of SmarTalk Teleservices, Inc. dated November 24, 1997, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

May 1, 1998
Columbus, Ohio